MATTERS SUBMITTED TO A VOTE OF SHAREHOLDERS
               RESULTS OF COMPLEX-WIDE SHAREHOLDER MEETING
                           October 31, 2006
                             (Unaudited)

 At a special meeting of shareholders of Phoenix Portfolios
(the "Trust") held on October 31, 2006, shareholders voted on the following proposals:

1.	To elect eleven Trustees to serve on the Board of
Trustees until the next meeting of shareholders at which Trustees are elected (Proposal 1).

2.	To ratify the appointment of PricewaterhouseCoopers
LLC as the independent registered public accounting firm for the Trusts (Proposal 7).


Number of Eligible Units Voted:

                                For              Against
1.	Election of Trustees

E. Virgil Conway            108,206,596		1,052,932
Harry Dalzell-Payne         108,206,596		1,052,932
Daniel T. Geraci            108,206,596		1,052,932
Francis E. Jeffries         108,206,596		1,052,932
Leroy Keith, Jr.            108,206,596		1,052,932
Marilyn E. LaMarche         108,206,596		1,052,932
Philip R. McLoughlin        108,206,596		1,052,932
Geraldine M. McNamara       108,206,596		1,052,932
James M. Oates              108,206,596		1,052,932
Richard E. Segerson         108,206,596		1,052,932
Ferdinand L. J. Verdonck    108,206,596		1,052,932


2.	To ratify the appointment of PricewaterhouseCoopers
LLC as the independent registered public accounting firm

            For          Against            Abstain
        107,326,895      720,903           1,211,729